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                                                                    Exhibit 99.1



                PITT-DES MOINES, INC. ACQUIRES SHEFFIELD STEEL
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HOUSTON, October 7, 1997  Pitt-Des Moines, Inc. (AMEX: PDM) announced today that its PDM Bridge division has acquired Sheffield Steel Products, a bridge fabricator located in northeastern Florida.

          Terms were not disclosed. Sheffield had been a unit of privately held Vincennes Steel Corporation.

          "The addition of Sheffield Steel to PDM Bridge strengthens our competitiveness in the southeast bridge market," said John Grzybowski, president of PDM Bridge. "The integration of Sheffield Steel with PDM Bridge will serve to enhance the overall position of PDM Bridge as a national steel bridge fabricator."

          The company said the acquisition creates opportunities for PDM Bridge to grow in new markets and extend its industry-recognized bridge capabilities located in Eau Claire and Wausau, Wisconsin, where it employs 325 workers.

          Sheffield Steel is located in Palatka, Florida, 60 miles south of Jacksonville on the St. John's River. There are 60 workers employed at Sheffield's operation, which is located in a 150,000 square foot facility on 56 acres.

          PDM Bridge is a major fabricator of steel bridge structures and leads the industry in the fabrication of complex steel bridges.

          PDM is a diversified engineering, fabrication and construction company that also processes and distributes a broad range of carbon and steel products. PDM reported 1996 revenues of $468 million.